Item 77C.  Submission of matters to a vote of
security holders

The Annual Meeting of Stockholders was held on April 19, 2016 in New York. The voting results for each of the two proposals considered at the Annual Stockholders Meeting are as follows:

Election of Directors. The stockholders of the Fund elected Michael F. Holland, Anthony Kai
Yiu Lo, William C. Kirby and Shelley E. Rigger to the Board of Directors to serve for a one year term expiring on the date of which the annual meeting of stockholder is held in 2017or until their successors are elected and qualified. The stockholders of the Fund did not re-elect Joe O.
Rogers
and Chih T. Cheung to serve on the Board of Directors.

Director
Votes cast for
Votes withheld
Joe O. Rogers
2,107,853
5,130,425
Michael F. Holland
3,981,121
3,257,157
William C. Kirby
7,087,280
150,998
Anthony Kai Yiu Lo
6,981,975
256,303
Chih T. Cheung
2,085,021
5,153,257
Shelley E. Rigger
5,099,553
2,138,725


Stockholder Proposal to Amend the Fund's By-Laws.
The stockholders of the Fund rejected the stockholder proposal to amend the Fund's by-laws.

For
Against
Abstain
Non-votes
2,322,447
4,200,851
8,561
706,419